EXHIBIT 10.1

STOCK PURCHASE AGREEMENT
AMONG
SAFE HARBOUR HOLDINGS, LLC,
AMERICAN CAPITAL ASSURANCE CORP.,
NORTH POINTE HOLDINGS CORP.,
AND
NORTH POINTE FINANCIAL SERVICES, INC.
October 22, 2007

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 22, 2007 by and among American Capital Assurance Corp., a Florida corporation (“Buyer”), which is a wholly owned subsidiary of Safe Harbour Holdings, LLC, a Delaware limited liability company (“Safe Harbour”), and North Pointe Financial Services, Inc., a Michigan corporation (“Seller”), which is a wholly owned subsidiary of North Pointe Holdings Corporation, a Michigan corporation (“NPHC”). Each of Buyer and Seller may hereafter be referred to as a “Party” or collectively as the “Parties.”
     Seller owns the Shares (as defined herein). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement. As a result of the transactions contemplated herein, Buyer will acquire the Shares, and Seller will receive the consideration described in ARTICLE II of this Agreement.
     In consideration of the premises and the mutual promises herein made, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     In addition to the other definitions contained herein, the following definitions shall apply for purposes of this Agreement:
     1.1 Affiliate. “Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
     1.2 Affiliate Contracts. “Affiliate Contracts” has the meaning specified in Section 3.11(h).
     1.3 Annual Financial Statements. “Annual Financial Statements” means the balance sheets of the Company as of December 31 for each of the years 2006 and 2005, and the statements of income and cash flows for the years ending December 31, 2006 and 2005, including the notes thereto, attached in Section 3.6(d) of the Disclosure Schedule.
     1.4 Books and Records. “Books and Records” means all of the books, records, files and correspondence exclusively relating to the Company.
     1.5 Book Value. “Book Value” means an amount equal to (a) the amount of the Total Assets of the Company, minus (b) the amount of the Total Liabilities of the Company (other than accrued liabilities for Taxes due with respect to Tax Periods ending on or before the Closing Date, which liabilities Seller is obligated to pay pursuant to Section 12.2(a)), as determined in accordance with GAAP applied consistently with the past practice of the Company.

     1.6 Business. “Business” means the business conducted by the Company.
     1.7 Business Day. “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Detroit, Michigan or Tampa, Florida.
     1.8 Business Guidelines. “Business Guidelines” has the meaning specified in Section 3.16(b).
     1.9 Buyer. “Buyer” means American Capital Assurance, Corp., a Florida corporation.
     1.10 Buyer Indemnitees. “Buyer Indemnitees” has the meaning specified in Section 10.3(b).
     1.11 Closing. “Closing” means the closing of the transactions provided for in this Agreement, which shall take place on the Closing Date at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward, Detroit, Michigan 48226 or such other place as the Parties may agree.
     1.12 Closing Value Statement. “Closing Value Statement” has the meaning specified in Section 2.4(a).
     1.13 Closing Date. “Closing Date” means a date mutually acceptable to Seller and Buyer not later than five (5) Business Days after the satisfaction of all closing conditions, including receipt of the Consent Order of the Florida Office of Insurance Regulation approving the sale of the Shares to Buyer.
     1.14 Code. “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
     1.15 Company. “Company” means Home Pointe Insurance Company, a Florida insurance corporation.
     1.16 Confidential Information. “Confidential Information” means any information concerning the Business and affairs of the Company not generally available to the public.
     1.17 Consent. “Consent” means, with respect to any Person, any consent, approval, release or authorization by such Person.
     1.18 Contract. “Contract” means any oral or written contract.
     1.19 Controlling Party. “Controlling Party” has the meaning specified in Section 10.5(d).
     1.20 Damages. “Damages” means all costs, losses, damages, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties inter se for the enforcement of the provisions of this Agreement).
     1.21 Disclosure Schedule. “Disclosure Schedule” means the disclosure schedule dated the date of this Agreement. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.
     1.22 Effective Time. “Effective Time” means 12:01 A.M. EST on the first day of the month in which the Closing Date occurs.
     1.23 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
     1.24 Existing Reinsurance Agreements. “Existing Reinsurance Agreements” has the meaning specified in Section 3.17.
     1.25 Final Book Value. “Final Book Value” has the meaning specified in Section 2.5(a).
     1.26 GAAP. “GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board.
     1.27 Governmental Body. “Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.
     1.28 Income Taxes. “Income Taxes” (or “Income Tax”) means all Taxes based upon, measured by, assessed or imposed upon net income.
     1.29 Income Tax Return. “Income Tax Return” means any Tax Return relating to Income Taxes.
     1.30 Indebtedness. “Indebtedness” means any (a) obligation relating to indebtedness for borrowed money, including any bank overdraft, (b) obligation evidenced by a note, bond, debenture or similar instrument, and (c) obligation in respect of banker’s acceptances or letters of credit.
     1.31 Indemnified Party. “Indemnified Party” has the meaning specified in Section 10.1.
     1.32 Indemnifying Party. “Indemnifying Party” has the meaning specified in Section 10.1.
     1.33 Initial Purchase Price. “Initial Purchase Price” has the meaning specified in Section 2.3.

     1.34 Interim Financial Statements. “Interim Financial Statements” means the unaudited balance sheet of the Company as of September 30, 2007, and the statements of income and cash flows for the nine-month period then ended, all attached hereto in Section 3.6(d) of the Disclosure Schedule.
     1.35 Knowledge of Seller. “Knowledge of Seller” means the actual knowledge after due inquiry of any of the employees listed on Exhibit 1.35.
     1.36 Law. “Law” means any domestic (federal, state or local) or foreign law, statute, code, ordinance, rule, regulation, constitution or treaty of any Governmental Body.
     1.37 Licenses and Permits. “Licenses and Permits” means all licenses and permits issued to the Company by any Governmental Body, and include any licenses and permits which are required for the Company to conduct the Business as it is presently being conducted, including all authorizations or other qualifications to transact insurance or reinsurance or to write insurance on a surplus line or non-admitted basis.
     1.38 Lien. “Lien” means any mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title, restrictions on transfer, Taxes, options, warrants, purchase rights, demands and encumbrances of any kind or type whatsoever.
     1.39 Material Adverse Effect; Material Adverse Change. “Material Adverse Effect” or “Material Adverse Change” means any effect or change, respectively, which is, or which is reasonably likely to be, materially adverse to the Company taken as a whole.
     1.40 Material Contracts. “Material Contracts” has the meaning specified in Section 3.12.
     1.41 North Pointe Casualty. “North Pointe Casualty” shall mean North Pointe Casualty Insurance Company, a Florida insurance company.
     1.42 Notice. “Notice” has the meaning specified in Section 13.3.
     1.43 Notice of Disagreement. “Notice of Disagreement” has the meaning specified in Section 2.4(b).
     1.44 Order. “Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.
     1.45 Ordinary Course of Business. “Ordinary Course of Business” means the ordinary course of the Business conducted by the Company, consistent with past custom and practice.
     1.46 Person. “Person” means a natural person, corporation, trust, partnership, limited liability company, limited liability partnership, association, joint stock company, joint venture, unincorporated organization, Governmental Body, or any other legal entity.

     1.47 Policies. “Policies” has the meaning specified in Section 3.16(b).
     1.48 Power of Attorney. “Power of Attorney” shall mean a Power of Attorney in form identical to that which is attached hereto as Exhibit 1.48.
     1.49 Proceeding. “Proceeding” means any action, audit, lawsuit, litigation, proceeding, hearing, investigation or arbitration or other method of settling disputes or disagreements (in each case, whether civil, criminal or administrative) by or before any Governmental Body or arbitrator.
     1.50 Producers. “Producers” means agents, brokers, general agents, managing general agents, reinsurance intermediaries and insurance producers that sell, market, solicit or underwrite the Policies of the Company.
     1.51 Purchase Price Adjustment. “Purchase Price Adjustment” has the meaning specified in Section 2.5(b).
     1.52 Receivables. “Receivables” has the meaning specified in Section 3.9(a).
     1.53 Recoupable Assessments. “Recoupable Assessments” means any monies received by the Company subsequent to the Closing Date that relate to the recoupment of prior assessments by Citizens Property Insurance Company, the Florida Insurance Guaranty Association or the Florida Hurricane Catastrophe Fund, in either case that were incurred by the Company on or before the Closing Date, and are not owed to the Company’s reinsurers under its reinsurance agreements.
     1.54 Reinsurance Agreement. “Reinsurance Agreement” means the Quota Share Reinsurance Contract between the Company and North Pointe Casualty in which North Pointe Casualty will take responsibility for all insurance Losses of the Company that occur before Closing, in the form attached as Exhibit 1.54.
     1.55 Reinsurance Premium. “Reinsurance Premium” shall have the meaning assigned to such term in the Reinsurance Agreement.
     1.56 Requisite Regulatory Approvals. “Requisite Regulatory Approvals” has the meaning specified in Section 7.2.
     1.57 SAP. “SAP” has the meaning specified in Section 3.6(d).
     1.58 Seller. “Seller” means North Pointe Financial Services, Inc., a Michigan corporation.
     1.59 Seller Indemnitees. “Seller Indemnitees” has the meaning specified in Section 10.4(b).
     1.60 Seller’s Legal Opinion. “Seller’s Legal Opinion” means a legal opinion of counsel for Seller in substantially the form attached hereto as Exhibit 1.60.

     1.61 Seller’s Transaction Expenses. “Seller’s Transaction Expenses” means any and all legal, accounting, Tax, consulting, financial advisory and other professional or transaction related costs, fees and expenses incurred by Seller in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed by Seller to any consultants, auditors, accountants, attorneys or investment bankers).
     1.62 Shares. “Shares” means all of the issued and outstanding equity interests in the Company.
     1.63 Statutory Statements. “Statutory Statements” has the meaning specified in Section 3.6(d).
     1.64 Taxes. “Taxes” (or “Tax”) means any federal, state, county, local, foreign, territorial, taxes, imposts, charges, fees, levies, and duties, whether or not measured in whole or in part by net income, including interest, additions to tax or interest, and assessments and penalties with respect thereto.
     1.65 Tax Return. “Tax Return” shall mean any and all reports, returns (including information returns), or other documents required to be supplied to a Governmental Body with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
     1.66 Third Party Claim. “Third Party Claim” has the meaning specified in Section 10.5(b).
     1.67 Total Assets. “Total Assets” means all of the assets on the books of the Company, as determined in accordance with GAAP applied consistently and in accordance with the past accounting practices of the Company.
     1.68 Total Liabilities. “Total Liabilities” means all of the liabilities on the books of the Company, as determined in accordance with GAAP applied consistently and in accordance with the past accounting practices of the Company.
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale. In accordance with the terms and upon the conditions contained in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to the Shares, free and clear of all Liens.
     2.2 Payments.
          (a) At the Closing, Buyer shall pay the Initial Purchase Price to Seller.
          (b) At the Closing, Buyer shall pay the Reinsurance Premium to Seller.

          (c) Within five (5) days after the Final Book Value has been determined pursuant to Section 2.4, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the Purchase Price Adjustment.
          (d) In addition, within forty-five (45) days after the end of each applicable calendar quarter after the Effective Time, Buyer shall pay Seller one-half of any Recoupable Assessments received during such quarter, but only to the extent such amounts are not accrued into income or actually received before the Closing Date.
          (e) All payments pursuant to this Section 2.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient in writing.
     2.3 Purchase Price Determination.
     The initial purchase price shall be equal to the Book Value as reflected on the unaudited financial statements of the Company for the Effective Time (the “Initial Purchase Price”).
     2.4 Final Book Value.
          (a) As promptly as practicable, but no later than 90 days after the Closing Date, the Buyer will cause to be prepared and delivered to Seller a detailed calculation (the “Closing Value Statement”) of the Book Value as of the Effective Time. The Closing Value Statement will be accompanied by a certificate of an officer of Buyer, on behalf of Buyer in such officer’s corporate capacity, specifying that the Closing Value Statement was prepared in accordance with the provisions of this Section 2.4(a).
          (b) If Seller disagrees with Buyer’s calculation of the Book Value as of the Effective Time as set forth in the Closing Value Statement delivered pursuant to Section 2.4(a), Seller may, within 20 days after delivery of the Closing Value Statement, deliver a notice (the “Notice of Disagreement”) to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount. Failure to notify Buyer within such 20-day period shall be deemed acceptance of the Closing Value Statement. Any Notice of Disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Value Statement delivered pursuant to Section 2.4(a).
          (c) If a Notice of Disagreement is duly delivered pursuant to Section 2.4(b), Buyer and Seller shall, during the 15 days following the delivery of such Notice, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Book Value as of the Effective Time, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.4(a), nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.4(b). If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Book Value as of the Effective Time. In making such calculation, such independent accountant shall consider only those items or amounts in the Book

Value as of the Effective Time as to which Seller and Buyer have disagreed. Such independent accountant shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne by the party whose calculation of the Book Value as of the Effective Time differs most greatly from such independent accountant’s final determination.
          (d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Value Statement and the calculation of the Book Value as of the Effective Time and in the conduct of the audits and reviews referred to in this Section 2.4, including without limitation, the making available to the extent necessary of books, records, work papers and personnel. The work papers of their respective independent accountants, as they relate to the computations of the Book Value as of the Effective Time shall be furnished upon request to Buyer and Seller.
     2.5 Adjustments to Purchase Price.
          (a) If Final Book Value is less than the Initial Purchase Price, Seller shall pay to Buyer, as an adjustment to the Initial Purchase Price, the amount by which the Initial Purchase Price exceeds Final Book Value. If Final Book Value is more than the Initial Purchase Price, Buyer shall pay to Seller, as an adjustment to the Initial Purchase Price, the amount by which Final Book Value exceeds the Initial Purchase Price. “Final Book Value” means the Book Value as of the Effective Time (1) as shown in Buyer’s calculation delivered pursuant to Section 2.4(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.4(b); or (2) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.4(b) or (B) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.4(c); provided that in no event shall Final Book Value be less than Buyer’s calculation of Book Value as of the Effective Time delivered pursuant to Section 2.4(a) or more than Seller’s calculation of Book Value as of the Effective Time delivered pursuant to Section 2.4(b).
          (b) Any adjustment to the Initial Purchase Price (“Purchase Price Adjustment”) required to be paid pursuant to Section 2.5(a) shall be wired to the Seller or Buyer, as appropriate and in accordance with wiring instructions to be provided by the recipient within five (5) days after the Final Book Value has been determined.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
     Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as disclosed on the Disclosure Schedule and any update, amendment, or supplement thereto if and as agreed to by Buyer pursuant to Section 6.11:
     3.1 Organization, Capitalization.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company has all requisite corporate power and authority to carry on its Business as it is now being conducted and to own and lease its assets which it now owns and leases. The Company is duly licensed, registered and qualified to do business and is in good standing in all states in which the ownership or leasing of its assets or the conduct of its Business requires such qualification. Section 3.1(a) of the Disclosure Schedule sets forth each state in which the Company is licensed or qualified to do business. Seller has delivered to Buyer accurate and complete copies of the articles of incorporation, bylaws, minute books and stock records of the Company.
          (b) Section 3.1(b) of the Disclosure Schedule sets forth all of the authorized, issued and outstanding Shares of the Company. The Shares are duly authorized, validly issued, fully paid and nonassessable and have been issued without violation of any preemptive or other right to purchase, and are held of record by Seller. Seller has good and indefeasible title to the Shares, free and clear of all Liens. There are no other stock or other equity ownership interests in the Company or outstanding securities convertible or exchangeable into stock or other equity ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding stock or other equity ownership interests in the Company.
     3.2 Subsidiaries. The Company has no subsidiaries and has no Contract in respect of any strategic partnership or similar relationship.
     3.3 Investments. Section 3.3 of the Disclosure Schedule sets forth a complete, correct and accurate list of each of the securities in the Company’s investment portfolio and their fair market value as of the date of the Interim Financial Statements.
     3.4 Authorization, Validity, and Enforceability. All corporate acts or proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the Reinsurance Agreement and all transactions contemplated hereby and thereby have been duly and properly taken. The Reinsurance Agreement to be delivered by the Company at the Closing will be duly executed and delivered and constitute lawful, valid and legally binding obligations of the Company, enforceable in accordance with their terms. All corporate acts or proceedings required to be taken by North Pointe Casualty to authorize the execution, delivery and performance of the Reinsurance Agreement and all transactions contemplated thereby have been duly and properly taken. The Reinsurance Agreement to be delivered by North Pointe Casualty at the Closing will be duly executed and delivered and constitute lawful, valid and legally binding obligations of North Pointe Casualty, enforceable in accordance with its terms.
     3.5 Compliance. The execution and delivery of this Agreement and the Reinsurance Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any Lien or the termination or acceleration of any Indebtedness or other obligation of the Company or of North Pointe Casualty and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair any rights or give rise to any rights to terminate or modify or to damages or penalties under (a) the articles of incorporation or bylaws of the Company or North Pointe Casualty, (b) any Indebtedness, Contract, Licenses and Permits or other instrument to which the Company or North Pointe Casualty is a party or by which the Company or North Pointe Casualty or any of their assets are bound, (c) any Order applicable to the Company or North Pointe Casualty, or (d) any Law applicable to the Company or North Pointe Casualty. There is no Proceeding or Order (or any basis therefor) pending or, to the Knowledge of Seller, threatened against or affecting the Company or North Pointe Casualty, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     3.6 Financial Statements.
          (a) The Annual Financial Statements and Interim Financial Statements (i) are correct and complete and are consistent with the books of account and records of the Company, (ii) present fairly in all material respects the financial condition, results of operations and changes in equity and cash flow of the Company as of the dates and for the periods indicated, and (iii) have been prepared in accordance with GAAP consistently applied, except that the Interim Financial Statements do not contain all of the footnotes required by GAAP.
          (b) The books, records and accounts of the Company accurately and fairly reflect in all material respects the activities of the Company.
          (c) The Company is not insolvent, has not proposed a compromise or similar arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding to have a receiver appointed to any part of its assets, and has not had any debtor take possession of any of its property.
          (d) Section 3.6(d) of the Disclosure Schedule sets forth (i) the audited annual statements of the Company as of December 31, 2005 and 2006, (ii) unaudited quarterly statements of the Company as of March 31 and June 30, 2007, as filed with the insurance regulatory authority in Florida, together will all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the “Statutory Statements”), and (iii) interim GAAP statements for the quarter ended September 30, 2007. The Statutory Statements were prepared in accordance with statutory accounting principles prescribed or permitted by the State of Florida (“SAP”) consistently applied during the periods covered thereby and fairly present the financial condition of the Company on the dates of such statements and the results of its operations and cash flows for the periods covered thereby, and no insurance regulatory authority has asserted any material deficiency with respect to such Statutory Statements.
          (e) The Company has no Indebtedness.
     3.7 Absence of Undisclosed Liabilities. To the Knowledge of Seller, all material liabilities of the Company are reflected either in the Disclosure Schedule or on balance sheet included with the Interim Financial Statements.
     3.8 Good Title. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company has good and marketable title to all of its property, whether real, personal, tangible or intangible as reflected on the balance sheet included in the Interim Financial Statements including, but not limited to the investments in the Investment Portfolio, free and clear of all Liens.

     3.9 Accounts Receivable; Accounts Payable; Recoupable Assessments.
          (a) All reinsurance recoverables, premium receivables and other accounts receivable of the Company reflected on the Interim Financial Statements, and all reinsurance recoverables, premium receivables and other accounts receivable of the Company accrued since the date of the Interim Financial Statements (collectively, the “Receivables”), arose in the Ordinary Course of Business.
          (b) The accounts payable of the Business reflected on the Interim Financial Statements arose in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable, or are being contested by the Company in good faith. All accounts payable being contested in good faith are set forth on Section 3.9(b) of the Disclosure Schedule.
          (c) Section 3.9(c) of the Disclosure Schedule sets forth the Recoupable Assessments for the Company.
     3.10 Real Estate. Except for office space leased from an Affiliate of the Company, the Company does not own or lease, and has never owned or leased any parcel of real property.
     3.11 Absence of Certain Changes or Events. Since the date of the Interim Financial Statements and except as set forth in the Disclosure Schedule or as specifically provided in this Agreement:
          (a) there has not been any Material Adverse Change;
          (b) except for disposition of assets in the Investment Portfolio, the Company has not sold, leased, transferred, assigned or otherwise disposed of any of its assets (tangible or intangible) with a value in excess of $10,000;
          (c) except for acquisition of assets in the Investment Portfolio, the Company has not purchased any assets or property (tangible or intangible) with a value in excess of $10,000;
          (d) the Company has not made any commitments for material capital expenditures to be paid after the Closing;
          (e) the Company has not made any material change in its accounting practices or methodologies, reserve practices or methodologies, underwriting standards or practices, payment practices, collection practices, selling practices or levels of sales efforts, or otherwise materially changed its method of doing business;
          (f) there has been no material change in the classes and types of insurance business written by the Company;
          (g) the Company has not issued, sold or otherwise disposed of any of its stock or other equity ownership interests, or granted any rights to acquire any of its stock or other equity ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other equity ownership interests or redeemed, purchased or otherwise acquired any stock or other equity ownership interest of the Company;
          (h) except for payments under contracts with its Affiliates (the “Affiliate Contracts”), the Company has not made any payments of any form or kind to Seller or other Affiliates of the Company; and
          (i) the Company has not agreed, whether in writing or otherwise, to take any action described in this Section.
     3.12 Material Contracts. Other than the Policies, the Investments and any Contracts which will be terminated as of the Closing Date, the Company is not a party to or subject or bound by any Contracts for an amount in excess of $5,000 or a term greater than one year (the “Material Contracts”), except as set forth on Section 3.12 of the Disclosure Schedule. Seller has delivered a correct and complete copy of each such written Material Contract to Buyer, together with all amendments, exhibits, attachments, waivers or other changes thereto.
     3.13 Litigation and Other Proceedings. Other than disputes that arose in the Ordinary Course of Business with respect to the policies, the Company is not engaged in or a party to or, to the Knowledge of Seller, threatened with any Proceeding or Order. Section 3.13 of the Disclosure Schedule lists all material Proceedings and Orders involving the Company since its incorporation.
     3.14 Employees. The Company does not have and has never had any employees or any independent contractors who would be classified as employees for employment benefit purposes.
     3.15 Licenses and Permits. All material Licenses and Permits are set forth in Section 3.15 of the Disclosure Schedule. All Licenses and Permits are in full force and effect and will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.
     3.16 Compliance With Law.
          (a) To the Knowledge of Seller, the operations of the Company and its Producers comply and have been in material compliance with all applicable Laws and Orders. No written notice from any Person of any violation of any Law or Order by the Company has been received by the Company.
          (b) Section 3.16(b)(1) of the Disclosure Schedule identifies all forms of insurance policies and riders thereto (collectively, “Policies”) currently issued by the Company that have been filed under applicable insurance Laws requiring the approval of such forms by any Governmental Body. Section 3.16(b)(2) of the Disclosure Schedule contains a list of each such Policy indicating those Policies which are currently issued and those which are filed pending review by applicable Governmental Bodies. All policy applications with respect to Policies currently issued and required to be filed with or approved by applicable authorities under applicable insurance Laws have been so filed or approved. Any premium rates with respect to Policies currently issued, required to be filed with or approved by applicable

Governmental Bodies under applicable insurance Laws have been so filed or approved and premiums charged conform thereto in all material respects. Any premium rate with respect to Policies currently issued or in the past issued comply or complied with, as applicable, all insurance ratings Laws. The Company is in material compliance with such filing requirements. No deficiencies have been asserted by any Governmental Body with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Body. The underwriting standards utilized and rates and rating factors and criteria applied by the Company with respect to outstanding Policies have been previously disclosed to Buyer and with respect to any such Policies reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance or other Contract. Section 3.16(b)(3) of the Disclosure Schedule sets forth all currently utilized underwriting, actuarial, reserve (including claims department policies relating to establishing and maintaining appropriate reserves) or investment policies or guidelines of the Company (collectively, “Business Guidelines”).
          (c) The sale, marketing (including, but not limited to, any advertisements and point-of-sale materials) and administration of the Company’s Policies and reinsurance Contracts have been conducted in material compliance with all federal, state, local and foreign Law applicable to such sale, marketing and administration. All filings or submissions made by the Company with respect to its form Policies or reinsurance Contracts with any Governmental Body were in material compliance with applicable Law when filed and no deficiencies have been asserted by any such Governmental Body with respect to such filings or submissions that have not been satisfied.
          (d) The Company has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any Governmental Body to be due from the Company or (ii) provided for all such assessments in the Annual Financial Statements and Interim Financial Statements to the extent necessary to be in conformity with GAAP or SAP, as applicable.
          (e) Section 3.16(e) of the Disclosure Schedule lists all funds required to be maintained under any applicable insurance Law in each jurisdiction in which the Company is qualified to act as an insurer (each a “Deposit”).
     3.17 Reinsurance. Section 3.17(a) of the Disclosure Schedule lists all ceded or assumed reinsurance or retrocessional treaties and Contracts and facultative certificates to which the Company is currently a party and under which there is liability by any Party to such agreement or certificate (collectively, the “Existing Reinsurance Agreements”). Each of the Existing Reinsurance Agreements is valid and binding in all material respects in accordance with its terms. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, none of the Existing Reinsurance Agreements contains any provision providing that another party thereto may unilaterally terminate such Existing Reinsurance Agreement, whether as a result of a change of control or otherwise. Except as disclosed in Section 3.17(c) of the Disclosure Schedule, the Company is entitled to take full credit on its statutory financial statements filed with state insurance regulatory authorities with respect to any Existing Reinsurance Agreement pursuant to which the Company has ceded reinsurance. Except as set forth in Section 3.17(d) of the Disclosure Schedule, no reinsurer of the Company has canceled or otherwise terminated its relationship with the Company and no reinsurer has, to the Knowledge of Seller, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company.
     3.18 Producers.
          (a) Section 3.18(a) of the Disclosure Schedule sets forth a correct and complete list of the twenty (20) largest (in terms of the dollar volume of premiums written) Producers of the Company during the two (2) preceding fiscal years and during the current fiscal year to the date of the most recent balance sheet included in the Interim Financial Statements, showing the approximate total dollar amount of premiums written by each such Producer during each such fiscal year. All Producers have been paid the correct amount of commission, and there are otherwise no outstanding disputes with any of such Producers and, to the Knowledge of Seller, the relationships of the Company with such Producers are good commercial working relationships.
          (b) Since December 31, 2006, none of the Producers listed on Section 3.18(a) of the Disclosure Schedule has indicated in writing to the Company that it shall stop, or materially decrease its volume of, writing policies through the Company, or otherwise materially change the terms of its relationship with the Company. To the Knowledge of Seller, there is no fact, condition or event which would adversely affect the relationship of the Company with any such Producer.
     3.19 Intellectual Property. All intellectual property owned by the Company, except its name and the design shown on Exhibit 6.13, will be included in the sale and will be transferred to Buyer at the Closing.
     3.20 Tax Matters, Tax Returns and Tax Audits.
          (a) All Tax Returns required to be filed by the Code or any other applicable Law by or on behalf of the Company or with respect to the assets or operations of the Company have been duly filed in a timely manner (within any applicable extension periods), and such Tax Returns are true, complete and correct in all material respects.
          (b) All material Taxes due and owing by the Company or with respect to the assets or operations of the Company have been timely paid (taking into account any applicable extension periods) in full or properly accrued.
          (c) The Company has withheld and paid or accrued all Taxes required by applicable Law to be withheld and paid in connection with any amounts paid or owing to any Producer, contractor, creditor, or other third party.
          (d) The Company has not executed any currently effective waiver of any statute of limitations or extension of the period for the assessment or collection of any Tax.
          (e) No audit or other examination of any Tax Return of the Company by any Tax authority is presently in progress, nor has the Company been notified in writing by any Tax authority of any request for such an audit or other examination, in each case except for the consolidated Income Tax Returns that include Seller. No adjustment relating to any Tax Returns filed by, or on behalf of the Company has been proposed in writing by any Tax authority to Seller or the Company.
          (f) To the Knowledge of Seller, no written claim has been received from a Tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax in that jurisdiction.
          (g) The Company has not agreed and is not required to include in income any adjustment by reason of a change in accounting method or otherwise under Section 481(a) of the Code (or an analogous provision of Law).
     3.21 Brokerage. Seller and Company do not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     3.22 A.M. Best Rating. (a) A.M. Best has assigned Home Pointe a financial strength ratings of B+ and Sellers have not been advised that A.M. Best is considering any downgrade of such rating, (b) A.M. Best has not announced or indicated to Home Pointe, the Sellers or its Subsidiaries that it has under surveillance or review the financial strength of Home Pointe; and (c) except as set forth in Section 3.22 (c) of the Disclosure Schedule, A.M. Best has not communicated to Home Pointe or its Subsidiaries that any rating specified in (a) above is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason, other than as a result of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE IV applicable to Seller are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV), except as set forth in the corresponding section of the Disclosure Schedule.
     4.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Seller has all requisite corporate power and corporate authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases.
     4.2 Authorization, Validity and Enforceability. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement has been duly authorized by Seller. This Agreement has been duly executed and delivered by Seller.
     4.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller will not and do not constitute a default under or a breach of and do not impair any rights or give rise to any rights to terminate or modify or to damages or penalties under (a) the articles of incorporation or bylaws of the Seller,

(b) any Indebtedness, Contract, permit or other instrument to which Seller is a party or by which the Seller or any of its assets are bound, (c) any Order applicable to the Seller, or (d) any Law applicable to the Seller. There is no Proceeding or Order (or any basis therefor) pending or, to the knowledge of Seller, threatened against or affecting Seller, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     4.4 Brokerage. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     4.5 Ownership of the Shares. Seller is the absolute owner of the Shares, free and clear of any Liens.
     4.6 Certain Business Practices: The Seller, and the directors, officers, agents and employees of the Seller, have not (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, campaigns, parties or advertising, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any similar provision of applicable Law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE V).
     5.1 Corporate Organization. Buyer is a Florida corporation duly formed, validly existing and in good standing under the Laws of the State of Florida. Buyer has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases.
     5.2 Authorization, Validity and Enforceability. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer.
     5.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair any rights or give rise to any rights to terminate or modify or to damages or penalties under (a) the articles of incorporation or bylaws of Buyer, (b) any Indebtedness, Contract, permit or other instrument to which Buyer is a party or by which Buyer or any of its assets are bound, (c) any

Order applicable to Buyer, or (d) any Law applicable to Buyer. There is no Proceeding or Order (or any basis therefor) pending or, to the knowledge of Buyer, threatened against or affecting Buyer, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
     5.4 Consents and Approvals. Except as set forth on Schedule 5.4, Buyer need not give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in connection with the execution or delivery by Buyer of this Agreement or the consummation of any of the transactions contemplated hereby.
     5.5 Capital Resources. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Initial Purchase Price and any other amounts to be paid by it hereunder.
     5.6 Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participation to such person, or to any third persons, with respect to any of the Shares to be acquired hereunder. Buyer understands that the Shares are not registered under the Securities Act of 1933 or any applicable state securities Laws and that any sale, transfer, or other disposition of the Shares must be made only pursuant to an effective registration under applicable federal and state securities Laws or an available exemption therefrom. Buyer is an “accredited investor” as defined by SEC Rule 501 and an “institutional investor” as defined by Florida Law. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer and its representatives have examined books, records, and documents furnished or made available to them by Seller and the Company, and have been given the opportunity to ask such questions of, and receive answers from, Seller as Buyer has determined are relevant to the decision to acquire the Shares and invest in the Company. No compensation or consideration to be paid by Buyer to Seller, the Company, or their respective Affiliates, or any other Person shall, as among the Parties, constitute a commission or other remuneration in connection with procuring the sale or purchase of the Shares or the soliciting of any prospective buyer or seller for such Shares, unless such person is licensed as a broker-dealer. The Shares to be acquired hereunder were not offered to Buyer by, and Buyer is not otherwise aware of, any general advertising or general solicitation in connection with the sale of the Shares or the Business which is the subject hereof.
     5.7 Brokerage. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

ARTICLE VI
COVENANTS
     6.1 Operation of the Business Prior to the Closing and Access to Business. Except for actions taken pursuant to the prior written consent of Buyer or actions taken in furtherance of the consummation of the transactions contemplated by this Agreement, from the date of this Agreement until the Closing, Seller will cause the Company to:
          (a) conduct the Business in the Ordinary Course of Business consistent with prior practice during the twelve-month period prior to the date hereof;
          (b) continue to meet the contractual obligations of, and pay obligations relating to, the Business, as they mature in the ordinary course;
          (c) use commercially reasonable efforts to maintain in the Ordinary Course of Business the business and operations of the Company, keep available the services of the current agents of the Company, and maintain the relations and goodwill with its Producers, customers, licensors, lenders and others having business relations with the Company;
          (d) give all required notices in connection with, and use its commercially reasonable efforts to cooperate with Buyer to obtain all Consents necessary or desirable to consummate the transactions contemplated by the Agreement and to permit Buyer to operate the Business after the Closing; and
          (e) allow Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the Books and Records, Contracts, documents and data of the Company, and to copy and make abstracts from the same; provided, however, such access will not unreasonably disrupt the normal operations of the Company.
     6.2 NPCIC Dwelling Business. Before and after Closing, the Company will offer renewal policies to those dwelling fire policies insuring properties located within the State of Florida remaining in North Pointe Casualty, as those policies come up for renewal.
     6.3 Conduct of Seller Prior to Closing. From the date of this Agreement until the Closing, Seller shall not (a) sell, assign, transfer, pledge, encumber or dispose of any of its Shares, except as expressly permitted by this Agreement. All Tax sharing, Tax indemnity and Tax allocation Contracts, to which the Company is a party, will be terminated with respect to the Company on or before Closing and any rights or obligations of the Company under any such Contracts will be cancelled or paid on or before Closing.
     6.4 Efforts to Close. Subject to the terms and upon the conditions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to cause all of the conditions to the obligations of the other to consummate the transactions contemplated hereby (as specified in ARTICLE VI and ARTICLE VIII of this Agreement) to be met as soon as practicable after the date of this Agreement.

     6.5 Cooperation of Third Parties. Where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, both Parties will work together to use their commercially reasonable efforts to cause such third parties to provide such cooperation.
     6.6 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of Seller and Buyer will bear their own costs and expenses (including legal fees and expenses) relating to this Agreement and the transactions contemplated hereby.
     6.7 Publicity. Each Party will consult with the other Party prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such release or make any such statement without written consent from the other Party, except as required by Law. In the event of a required public statement, the Party making the statement will give reasonable advance notice of the content thereof to the other Party and will accept comments thereon to the extent reasonable. Subject to compliance with the foregoing, after the Closing, Buyer and Seller shall each be permitted to issue press releases, make public announcements and communicate with Producers, customers and other Persons without the consent or participation of the other Party.
     6.8 Confidentiality.
          (a) Each Party to this Agreement will hold in confidence all documents and information concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement and not otherwise lawfully available to it, and will use such information only in connection with such transactions and, after the consummation of such transactions, only in the conduct of its business. No Party will release or disclose such documents or information to any other Person, except to its attorneys, accountants and other outside consultants in connection with this Agreement, except to the extent such information was previously known by it, in the public domain through no fault of such Party, disclosed to it by a third party having no confidentiality obligation to the other Party, or required by Law to be disclosed. If disclosure of Confidential Information is made to attorneys, accountants and other outside consultants in connection with this Agreement, such agents or other representatives will be bound by the terms of this Section 6.8(a). This Section 6.8(a) shall be effective as of the Closing Date.
          (b) Prior to the Closing Date, the Confidentiality and Nondisclosure Agreement, dated as of August 10, 2007 by and between American Strategic Insurance Corp. and North Pointe Holdings Corp. shall remain in full force and effect; such Confidentiality and Nondisclosure Agreement will terminate as of the Closing Date.
          (c) In the event that a Party is requested or required pursuant to written or oral question or request for information or documents in any Proceeding or Order to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.8(c). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any

Confidential Information to any tribunal, then such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall, at the cost and expense of the other Party, use its commercially reasonable efforts to obtain, at the request of the other Party, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the improper actions of a Party.
     6.9 Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Buyer will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     6.10 Consents and Releases. At or prior to the Closing, Seller shall, and shall cause the Company to, use its commercially reasonable efforts to cooperate with Buyer to obtain written Consents from all parties whose Consent is necessary to the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.
     6.11 Notice of Developments.
          (a) If Seller or Buyer becomes aware prior to Closing of any fact or condition that may constitute a material breach of any representation or warranty of either Party or may constitute a material breach of any representation or warranty of either Party if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition or on the Closing Date, then the Party that becomes aware of such fact or condition will promptly notify the other Party of such fact or condition.
          (b) If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by Seller in the Disclosure Schedule or (ii) would have caused a representation or warranty in ARTICLE III to be violated as of such date, then Seller shall promptly deliver to Buyer a revised copy of the Disclosure Schedule updated, amended, or otherwise supplemented to reflect such event or matter; provided, however, that no update, amendment or supplement to the Disclosure Schedule may be made for other than informational purposes unless Buyer agrees in writing to include such update, amendment, or supplement as a revised Disclosure Schedule; provided further, however, that if Buyer so agrees to revise the Disclosure Schedule for any such update, amendment, or supplement, such agreement shall operate as a waiver of any claim under ARTICLE VIII or otherwise by Buyer with respect to the item or items set forth in such update, amendment, or supplement. All references herein to the Disclosure Schedule shall, after any such update, amendment, or supplement to which Buyer has agreed as provided above, include the Disclosure Schedule as so updated, amended, or supplemented. In the event that Buyer does not agree to revise the Disclosure Schedule, Seller may proceed to negotiate in good faith with Buyer an adjustment to the Initial Purchase Price, or other applicable provisions of this

Agreement, and, if such negotiations fail, terminate this Agreement without additional liability. It is anticipated that certain sections of the Disclosure Schedule will routinely require updating and supplementation between the date hereof and the Closing Date, and so long as such updating or supplementation reflects events or matters arising after the date of this Agreement in the Ordinary Course of Business, and which are not reasonably anticipated to result in a Material Adverse Effect, Buyer shall not unreasonably withhold or delay agreement to such updating or supplementation of the Disclosure Schedule.
     6.12 Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any Producer, licensor, customer or other business associate of the Company (other than any Affiliates of Seller) from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.
     6.13 Intellectual Property. On or before the 12 month anniversary of the Closing Date Buyer shall, and shall cause the Company to (i) change the name of the Company to a name that does not include the word “Pointe” and (ii) cease all use of trade names and trade marks that include the name “Pointe” and/or the design shown on Exhibit 6.13.
ARTICLE VII
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE
     All obligations of Seller to sell the Shares and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Seller in whole or in part.
     7.1 No Injunction/Order. There shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement.
     7.2 Regulatory Matters. The authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority which are reasonably necessary and are identified on Disclosure Schedule 6.1(c) (“Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.
     7.3 Representations and Warranties. As of the Closing Date there shall exist no material misrepresentation, breach or inaccuracy of any of Buyer’s representations or warranties in this Agreement.
     7.4 Performance of Obligations. Buyer shall have performed in all material respects all of its obligations pursuant to this Agreement required to be performed by it prior to the Closing Date.
     7.5 Payments. At the Closing, Buyer shall have tendered the Initial Purchase Price and the Reinsurance Premium to Seller.

     7.6 Transfer of Documents. At the Closing, Buyer shall have tendered the documents required in Section 9.2 to Seller.
     7.7 Officer Certificate. Buyer shall deliver to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming that each of the conditions specified above in Sections 7.1 through 7.6 is satisfied
     7.8 Good Faith. In order for any condition precedent in this ARTICLE VII, the accomplishment of which is within the control of Seller, to be effective for the benefit of Seller, then Seller shall have exercised its good faith and commercially reasonable efforts toward the accomplishment of same.
ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATION TO CLOSE
     All obligations of Buyer to purchase the Shares and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Buyer in whole or in part.
     8.1 Due Diligence. Satisfactory completion by Buyer of its financial, legal, and other due diligence investigations.
     8.2 Insurance. Insurance and reinsurance coverage satisfactory to Buyer.
     8.3 No Material Adverse Change. During the period from the date of the Interim Financial Statements through the Closing Date, there shall not have been a Material Adverse Change to the Company, its financial condition, or its prospects.
     8.4 No Injunction/Order. There shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement.
     8.5 Regulatory Matters. The Requisite Regulatory Approvals shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.
     8.6 Representations and Warranties. As of the Closing Date there shall exist no material misrepresentation, breach or inaccuracy of any of Seller’s representations or warranties in this Agreement.
     8.7 Performance of Obligations. Seller shall have performed in all material respects all of its obligations pursuant to this Agreement required to be performed by it prior to the Closing Date.
     8.8 Performance of Seller’s Obligations. Seller and the Company shall have tendered at the Closing the documents required in Section 9.1.

     8.9 Third-Party Consents. All of the Consents set forth on Schedule 8.9 shall have been obtained on the terms set forth on such Schedule.
     8.10 Officer Certificate. Seller shall deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming that each of the conditions specified above in Sections 8.1 through 8.3 is satisfied and that A.M. Best has not communicated to Home Pointe or its Subsidiaries that its rating of B+ is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason, other than as a result of the transactions contemplated hereby.
     8.11 Good Faith. In order for any condition precedent in this ARTICLE VIII, the accomplishment of which is within the control of Buyer, to be effective for the benefit of Buyer, then Buyer shall have exercised its good faith and commercially reasonable efforts toward the accomplishment of same.
     8.12 Contracts with Affiliates. All Affiliate Contracts of any nature whatsoever shall have been terminated at, or prior to, Closing.
ARTICLE IX
CLOSING DELIVERIES
     9.1 Seller’s Deliveries at or Prior to Closing. Seller will deliver or cause to be delivered the following to Buyer at or prior to the Closing, all in form reasonably satisfactory to Buyer’s counsel:
          (a) A copy of the charter of the Company, as amended to date, certified by the Secretary of State or other appropriate government official of the jurisdiction of incorporation and dated as of a date not more than ten (10) days prior to the Closing Date, and a copy of the bylaws of the Company, certified by the secretary or an assistant secretary of Seller;
          (b) A certificate of good standing of the Company issued by the Secretary of State or other appropriate government official of Florida, dated not more than ten (10) days prior to the Closing Date;
          (c) Stock certificates (or equivalent) representing the Shares together with stock powers or other appropriate instruments of transfers to convey the same to Buyer;
          (d) A copy of the resolutions of the board of directors of Seller approving the transfer of the Shares of the Company, certified by the secretary or assistant secretary of Seller;
          (e) Seller’s Legal Opinion together with the executed officer certificates referenced therein.
          (f) Payoff and release letters with respect to any Indebtedness of the Company together with UCC-3 termination statements with respect to financing statements filed against the Company;

           (g) The resignations of each of the directors and officers of the Company;
          (h) The minute books and stock records of the Company;
          (i) The Reinsurance Agreement properly executed by North Pointe Casualty; and
          (j) All other instruments and documents required by this Agreement to be delivered by Seller to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request in connection with the transactions contemplated by this Agreement, in each case, as applicable, properly executed by Seller.
     9.2 Buyer’s Deliveries at or Prior to Closing. Buyer shall deliver or cause to be delivered the following to Seller, at or prior to the Closing, all in a form reasonably satisfactory to Seller’s counsel:
          (a) Payment by Buyer of the Initial Purchase Price and the Reinsurance Premium as provided in Section 2.2 hereof;
          (b) The Power of Attorney and the Reinsurance Agreement, in each case, properly executed by the Company; and
          (c) All other instruments and documents required by this Agreement to be delivered by Buyer to Seller, and such other instruments and documents which Seller or its counsel may reasonably request in connection with the transactions contemplated by this Agreement and the Reinsurance Agreement in each case, as applicable, properly executed by Buyer.
ARTICLE X
SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION
     10.1 General. From and after the Closing, the Parties shall indemnify each other as provided in this ARTICLE X. The Party seeking indemnification is sometimes referred to herein as the “Indemnified Party” and the Party against which indemnification is sought is sometimes referred to as the “Indemnifying Party.”
     10.2 Survival.
           (a) All representations, warranties, covenants and agreements of the Parties contained in this Agreement or any officer’s certificate delivered pursuant to this Agreement will survive the Closing until 12 months after the Closing Date and thereafter shall expire; provided, however, that (i) the representations and warranties set forth in Section 3.20 (Tax Matters, Tax Returns and Tax Audits) and the Tax indemnification set forth in Section 12.3 (Tax Indemnification by Seller) shall survive the Closing Date for the period of time specified in the applicable statute of limitations and (ii) Sections 3.1 (Organization, Capitalization), 3.2 (Subsidiaries), 3.4 (Authorization, Validity, and Enforceability), 3.5 (Compliance), 3.8 (Good

Title), 3.14 (Employees), 3.21 (Brokerage), 4.1 (Corporate Organization), 4.2 (Authorization, Validity and Enforceability), 5.1 (Corporate Organization), 5.2 (Authorization, Validity and Enforceability), 5.3 (Compliance), 5.6 (Purchase for Investment) and 5.7 (Brokerage) shall survive the Closing Date for so long as permitted by Law. No claim for indemnification may be initiated under this ARTICLE X after the expiration of the applicable survival period set forth above. A claim shall be deemed initiated for purposes of this Section 10.2 upon the giving of notice as set forth in Section 10.5(a).
     10.3 Indemnification By Seller.
          (a) Seller shall indemnify Buyer for and hold Buyer harmless from and against any Damages sustained or incurred by Buyer resulting from any breach or inaccuracy of any representations and warranties, covenants or agreements made by Seller in this Agreement or in any certificate delivered by Seller herewith. NPHC hereby guarantees Seller’s obligations hereunder.
          (b) References to Buyer in this Section 10.3 includes its Affiliates, officers, directors, agents, successors and assigns and, following the Closing, the Company and its officers, directors, agents, successors and assigns (the “Buyer Indemnitees”).
     10.4 Indemnification By Buyer.
          (a) Buyer shall indemnify Seller for and hold Seller harmless from and against any Damages sustained or incurred by Seller resulting from any breach or inaccuracy of any representations and warranties, covenants or agreements made by Buyer in this Agreement or in any certificate delivered by Buyer herewith. Safe Harbour hereby guarantees Buyer’s obligations hereunder.
          (b) References to Seller in this Section 10.4 include its Affiliates, officers, directors, agents, successors and assigns and, prior to the Closing (or in the case there is no Closing), the Company and its officers, directors, agents, successors and assigns (the “Seller Indemnitees”).
     10.5 Claims for Indemnification.
          (a) Promptly upon the Indemnified Party obtaining knowledge of any facts causing it to believe that it has a claim for indemnification against the Indemnifying Party hereunder, the Indemnified Party shall give written notice of such claim to the Indemnifying Party. Such written notice shall set forth in reasonable detail the nature and (to the extent then known) the amount of the claim and any other information with respect thereto that the Indemnifying Party may reasonably request. Notwithstanding the foregoing, the Indemnified Party’s right of indemnification hereunder shall not be affected by its failure to give or by its delay in giving such notice unless, and then only to the extent that, the rights of the Indemnifying Party are materially prejudiced as a result of such failure or delay.
          (b) The Indemnified Party shall tender to the Indemnifying Party the defense of any Proceeding brought by any third party (hereinafter “Third Party Claim”). The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party

Claim with counsel of its choice so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 Business Days after the Indemnified Party has given notice of the Third Party Claim that, to the extent provided under this ARTICLE X, the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder, (iii) the Third Party Claim does not seek an injunction or other equitable relief, and (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom of practice adverse to the continuing business interests or the reputation of the Indemnified Party.
          (c) If the Indemnifying Party assumes the defense and control of any Third Party Claim, as provided above, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnified Party assumes the defense and control of any Third Party Claim, as provided above, the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.
          (d) The Party assuming the defense and control of a Third Party Claim (the “Controlling Party”) shall take all steps necessary in the defense or settlement of such Third Party Claim, and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The other Party shall, and shall cause its controlled Affiliates to, cooperate fully with the Controlling Party in the defense of any Third Party Claim defended by the Controlling Party, including by making relevant personnel reasonably available to the Controlling Party in connection with such defense.
          (e) Notwithstanding anything in this Section 10.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant provides to such other party an unqualified release from all liability in respect of the Third Party Claim. If the Indemnifying Party makes any payment to an Indemnified Party under this ARTICLE X, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.
          (f) To the extent provided by this ARTICLE X, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending any Third Party Claim prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or if the Indemnified Party assumes the defense of a Third Party Claim pursuant to Section 10.5(b). In the event that the Indemnifying Party does not accept the defense of any Third Party Claim or the Indemnified Party assumes the defense of a Third Party Claim pursuant to Section 10.5(b), the Indemnified Party shall use reasonable efforts to inform the Indemnifying Party of material developments with respect to such Third Party

Claim and to provide the Indemnifying Party with copies of material filings with any Governmental Authority in respect of such Third Party Claim that are not subject to the attorney-client or another similar privilege.
          (g) The Parties shall cooperate with each other in connection with any Third Party Claim and provide each other with access to relevant personnel, books, records and other information in their possession.
     10.6 Limitations on Liability of Seller.
          (a) Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 10.3(a) until the aggregate amount of Seller’s indemnification obligations to Buyer Indemnitees for Damages pursuant to this ARTICLE X, determined without regard to this Section 10.6, exceeds $25,000, in which event Seller’s indemnification obligations shall be for the amount of Damages from the first dollar of such Damages.
          (b) Notwithstanding anything else to the contrary contained in this Agreement, Seller’s maximum aggregate indemnification obligations to Buyer Indemnitees pursuant to Section 10.3(a), collectively, shall not exceed $2,000,000.
     10.7 Limitations on Liability of Buyer.
          (a) Seller Indemnitees shall not be entitled to indemnification pursuant to Section 10.4(a) until the aggregate amount of Buyer’s indemnification obligations to Seller Indemnitees for Damages pursuant to this ARTICLE X, determined without regard to this Section 10.7, exceeds $25,000, in which event Buyer’s indemnification obligations shall be for the amount of Damages from the first dollar of such Damages.
          (b) Notwithstanding anything else to the contrary contained in this Agreement, Buyer’s maximum aggregate indemnification obligations to Seller Indemnitees pursuant to Section 10.4(a), collectively, shall not exceed $2,000,000.
     10.8 Other Indemnification Matters. Any indemnification payments under this ARTICLE X will be treated by the Parties on their Tax Returns as an adjustment to the Initial Purchase Price, as adjusted pursuant to Section 2.5, unless a final determination by a relevant Tax authority causes any such payment not to be treated as an adjustment to the Initial Purchase Price for Tax purposes.
     10.9 Interest. Any Damages subject to indemnification under this ARTICLE X shall bear interest from (a) the later of (i) the Indemnifying Party’s receiving notice of such Damages, and (ii) the date such Damages are sustained or incurred, until (b) the date on which such Damages are indemnified pursuant to the provisions hereof, at a rate equal to the lesser of 8% per annum or the maximum rate permitted by applicable Law. Such interest shall be payable in immediately available funds upon demand.

ARTICLE XI
TERMINATION AND ABANDONMENT
     11.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Seller and Buyer;
          (b) by Buyer (i) in the event the Company or Seller have breached one or more representations, warranties, or covenants contained in this Agreement which individually, or in the aggregate, has a Material Adverse Effect or (ii) upon ten (10) days’ prior written notice first given by the party wishing to terminate, if the Closing shall not have occurred on or before March 31, 2008, by reason of the failure of any condition precedent under ARTICLE VIII hereof and such condition precedent has not been satisfied prior to the expiration of such ten (10) day period (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and
          (c) by Seller (i) in the event Buyer has breached one or more representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, is material to this Agreement or (ii) if the Closing shall not have occurred on or before December 31, 2007, by reason of the failure of any condition precedent under ARTICLE VII hereof (unless the failure results primarily from the Company or Seller breaching any representation, warranty, or covenant contained in this Agreement).
     11.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 11.1 hereof, written notice thereof will promptly be given to all Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by Seller or Buyer, and without additional liability on the part of them or their Affiliates, directors, officers, shareholders, employees, contractors and agents, except for Sections 6.6, 6.7 and 6.8 and Articles ARTICLE X, ARTICLE XI and ARTICLE XIII and any definitions pertaining thereto, which provisions will continue indefinitely to bind the Parties as necessary to effectuate their purpose. Nothing contained in this Section 11.2 will release the Parties from liability for any breach of this Agreement prior to its termination; provided, however, that any Damages recoverable pursuant to this sentence shall be limited to actual costs and damages and shall not include any punitive or consequential damages or loss.
ARTICLE XII
TAX MATTERS
     12.1 Cooperation in Tax Matters. For a period of five (5) years after the Closing, Buyer and Seller will provide cooperation and assistance to each other, as and to the extent reasonably requested in connection with the filing and preparation of Tax Returns related to the pre-Closing periods, provided that the requesting Party pay any out of pocket costs incurred by the other Party in providing such requested cooperation and assistance. Such cooperation and assistance will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to such Tax Returns and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations applicable to the respective Tax periods.
     12.2 Responsibility for Preparation and Filing of Tax Returns and Amendments.
          (a) Seller will timely (taking into account any applicable extension periods) prepare, or cause to be prepared, and timely (taking into account any applicable extension periods) file, or cause to be filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller will provide Buyer with copies of any such Tax Returns for Buyer’s review and comment, at least 30 days prior to the due date thereof (giving effect to any extensions thereto). Seller will timely (taking into account any applicable extension periods) pay all Taxes due with respect to such Tax Returns.
          (b) Buyer will timely (taking into account any applicable extension periods) prepare, or cause to be prepared, and timely (taking into account any applicable extension periods) file, or cause to be filed, all Tax Returns for the Company for Tax periods of the Company that end after the Closing Date; provided that in no event shall Buyer have the right to prepare any combined, consolidated, or unitary Income Tax Return or similar Tax Return of Seller or NPHC that includes the operations of the Company. Buyer will timely (taking into account any applicable extension periods) pay all Taxes due with respect to such Tax Returns.
     12.3 Tax Indemnification by Seller. In addition to the indemnification provisions of ARTICLE X, except to the extent such Taxes are reflected as a liability for purposes of calculating the Final Book Value, Seller shall indemnify and hold Buyer Indemnitees harmless from: (a) all Taxes imposed on or incurred by the Company with respect to all Tax periods ending on or prior to the Closing Date, and (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Affiliates (or any predecessor of the foregoing) is or was a member before the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or foreign Law. This Section 12.3 shall be subject to the provisions of Sections 10.2, 10.5 and 10.6.
     12.4 Tax Indemnification by Buyer. Buyer shall indemnify and hold Seller Indemnitees harmless from any additional Tax owed by Seller (including Tax owed by Seller as a result of this indemnification payment) resulting from any transaction engaged in by the Company not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of Company’s stock on Buyer’s federal, state or local Income Tax Returns to the extent permitted by Treasury Regulation 1.1502-76(b)(1)(ii)(B) or any analogous or similar state, local or foreign Law.
     12.5 Other Indemnification Matters. Seller and Buyer agree that any indemnification payments made pursuant to this ARTICLE XII will be treated by the Parties on their Tax Returns as an adjustment to the Initial Purchase Price, unless a final determination by a relevant Tax authority causes any such payment not to be treated as an adjustment to the Initial Purchase Price for Tax purposes.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
     13.1 Amendment and Modification. This Agreement, and any Exhibit or Schedule attached hereto, may be amended, modified and supplemented prior to the Closing only by the written agreement of Seller and Buyer.
     13.2 Waiver of Compliance. Any failure of Buyer, Seller or the Company to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     13.3 Notices. Each notice, request, demand or other communication by either Party to the other Party required or permitted by this Agreement (collectively, a “Notice”) shall be in writing and shall be (a) personally delivered, (b) sent by U.S. certified mail, return receipt requested, postage prepaid, (c) by a nationally recognized overnight commercial courier, charges prepaid, or (d) by facsimile transmission (but each such facsimile transmission shall be confirmed by sending a copy thereof to the other Party by certified mail or commercial courier as provided herein no later than the following Business Day), addressed as set forth below or to such other address as such Party shall have communicated to the other Party in accordance with this Section 13.3. Any Notice given in the manner described herein shall be deemed to have been given and received when personally delivered, on the date of sending when sent by facsimile transmission, on the third day following the date of sending when sent by certified mail or on the first day following the date of sending when sent by commercial courier.
(a) If to Buyer, to:
Mr. John F. Auer, President
American Capital Assurance Corp.
805 Executive Center Dr. West 3rd
St. Petersburg, FL 33702
with a copy to:
G. Kristin Delano
Biber O’Toole Delano Fowler and Clarkson P.L.
360 Central Avenue, Ste 1560
St. Petersburg, FL. 33701
(b) If to Seller, to:
North Pointe Financial Services, Inc.
28819 Franklin Road

Suite 300
Southfield, MI 48034
Attn: James G. Petcoff, President
Fax: (248) 357-3895
with a copy to:
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Attn: Donald J. Kunz, Esq.
Fax: (313) 465-7455
     13.4 No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto without the prior written consent of the other Party (which shall not be unreasonably withheld); provided that (a) Buyer may so assign, in whole or in part, its rights and obligations hereunder to one or more of its wholly-owned Affiliates, and (b) Buyer may assign and pledge its rights to indemnification hereunder to its lenders or any agent thereof pursuant to any security agreement entered into in connection with any loan agreement. Any such assignment will not relieve the Party making the assignment from any liability under such agreements.
     13.5 Governing Law. This Agreement (including all matters of construction, validity and performance) and the legal relations among the Parties shall be governed by the laws of the State of Florida, without regard to principles of conflicts or choice of law.
     13.6 Waiver of Jury Trial. Each of the Parties acknowledges and agrees that any controversy that may arise under this Agreement or the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     13.7 Mediation. In the event that any dispute arises between the Parties in relation to this Agreement, or out of this Agreement, and such dispute is not resolved by negotiation between the Parties, the Parties agree to submit the dispute to non-binding mediation. The Parties further agree that their participation in mediation is a condition precedent to any Party pursuing any other available remedy in relation to the dispute. Any Party to the dispute may give written notice to the other Party of his or her desire to commence mediation, and a mediation session must take place within thirty (30) days after the date that such notice is given and must conclude within ninety (90) days after such notice is given. The Parties must jointly appoint a mutually acceptable mediator. If the Parties are unable to agree upon the appointment of a mediator within seven (7) days after a Party has given notice of a desire to mediate the dispute, any Party may apply to the American Arbitration Association, or such other organization or person agreed to by the Parties in writing, for appointment of the mediator. The Parties further agree to share equally the costs of the mediation, which costs will not include costs incurred by a Party for representation by counsel at the mediation.
     13.8 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes
     13.9 Entire Agreement. This Agreement, including the Exhibits hereto, the Disclosure Schedule (which constitutes a part of this Agreement as if set forth in full herein) and the other schedules, documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof and thereof.
     13.10 Third Party Beneficiaries. Except as specifically provided herein, nothing contained in this Agreement or in any instrument or document executed by the Parties in connection with the transactions contemplated hereby shall confer upon or give to any Person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement or such instrument of document.
     13.11 Construction. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine and the neuter, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to “or” shall be deemed to be disjunctive but not necessarily exclusive. No provision of this Agreement shall be construed in favor of or against any Party by reason of the extent to which such Party or its counsel participated in the drafting thereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The headings and captions of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

     13.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.
[Signature Page Follows This Page]

     IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

AMERICAN CAPITAL ASSURANCE CORP.

By:

Name:

Title:

SAFE HARBOUR HOLDINGS, LLC

By:

Name:

Title:

NORTH POINTE FINANCIAL SERVICES, INC.

By:

Name:	James G. Petcoff

Title:	President

NORTH POINTE HOLDINGS CORP.

By:

Name:	James G. Petcoff

Title:	President

Exhibits and Schedules
Exhibit 1.35 — List of Employees — Knowledge of Seller
Exhibit 1.48 — Power of Attorney
Exhibit 1.54 — Reinsurance Agreement
Exhibit 1.60 — Form of Seller’s Legal Opinion
Exhibit 6.13 — Intellectual Property
Disclosure Schedule
Schedule 5.4 — Governmental Consent

Exhibit 1.35
Employees — Knowledge of Seller
1.	James G. Petcoff, Chief Executive Officer, North Pointe Holdings Corporation

2.	B. Matthew Petcoff (Chief Operating Officer, Exec. VP, Home Pointe Insurance Company

3.	Nick Petcoff, Vice President Home Pointe Insurance Company

4.	Brian Roney, CFO, North Pointe Holdings Corporation

5.	Paul Deemer, Chief Actuary, North Pointe Holdings Corporation

6.	Celeska Fredianelli, Controller, Home Pointe Insurance Company

7.	Rochelle Kaplan, General Counsel, North Pointe Financial Services, Inc.

8.	L. Matthew MacLean,, Senior Vice President, Claims, Home Pointe Insurance Company

Exhibit 1.48
Power of Attorney
See attached.

Exhibit 1.54
Reinsurance Agreement
See attached.

Exhibit 1.60
Seller’s Legal Opinion
See attached.

Exhibit 6.13
Intellectual Property
1.	The name “Home Pointe Insurance Company”.
2.	The tree logo: .

Disclosure Schedule
Article III
See attached.

Schedule 5.4
Governmental Consent
1. The Consent Order of the Florida Office of Insurance Regulation approving the sale of the Shares to the Buyer.